Exhibit 10.2

Blackstone Holdings Finance Co. L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

May 13, 2013

Blackstone Mortgage Trust, Inc.

345 Park Avenue, 10th Floor

New York, NY 10154

Email:	splavin@blackstone.com
gjervis@blackstone.com

Attention:	Stephen D. Plavin
Geoffrey G. Jervis

Ladies and Gentlemen:

Reference is hereby made to that certain Limited Liability Company Agreement of 42-16 Partners, LLC, a Delaware limited liability company (the “Company”), dated as of the date hereof (the “JV Agreement”), among Blackstone Mortgage Trust, Inc., a Maryland corporation (“Blackstone Mortgage Trust”), as managing member, Blackstone Holdings Finance Co. L.L.C., a Delaware limited liability company (“Holdings”), as a member and each other person admitted to the Company as a member. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the JV Agreement.

As of the date hereof, Holdings holds 500 Class B Non-Voting Units of the Company (representing a 83.333% interest in the Company) and Capital Trust holds 100 Class A Voting Units of the Company (representing a 16.667% interest in the Company).

In connection with the contemplated public offering for cash by Blackstone Mortgage Trust of its class A common stock, par value $0.01 per share (“Public Offering”), Capital Trust and Holdings hereby agree as follows:

I.	Purchase and Sale

Blackstone Mortgage Trust agrees to pay or cause to be paid, contemporaneously with the closing (such date, the “Closing Date”) of a Public Offering the gross proceeds of which exceed $150.0 million, an amount in cash equal to 83.333% of the difference between (x) the fair value of the consolidated assets of the Company and (y) the consolidated liabilities of the Company, in each case as of the most recent practicable date prior to the closing of the Public Offering and calculated by officers of Blackstone Mortgage Trust in accordance with generally accepted accounting principles in the United States (such amount, the “Purchase Price”), in exchange for all of Holdings’ right, title and interest in and to its Class B Non-Voting Units of the Company (representing a 83.333% interest in the Company) (the “Transferred Interests”).

Upon receipt of the Purchase Price, Holdings shall be deemed to have resigned as a member of the Company. Notwithstanding anything in the JV Agreement to the contrary, such resignation and withdrawal shall not dissolve the Company and the Company shall continue without dissolution.

Blackstone Mortgage Trust, in its capacity as Managing Member and Holdings as Member, each hereby gives its prior written consent to the sale of the Transferred Interests in accordance with the terms of this letter agreement.

II.	Purchase Price Adjustment

Within 30 days after the Closing Date, Blackstone Mortgage Trust shall cause its officers to prepare and deliver to Holdings a calculation of the Purchase Price of the Company as of the Closing Date (the “Final Purchase Price”) (including the components thereof in reasonable detail to permit Holdings’ review of such calculations), calculated in accordance with generally accepted accounting principles in the United States and consistent with the Company’s past practice. If Holdings in good faith disagrees with Blackstone Mortgage Trust’s calculation of the Final Purchase Price, Holdings may within 10 days after receipt thereof deliver a written notice of disagreement to Blackstone Mortgage Trust specifying in reasonable detail those items or amounts comprising the Final Purchase Price as to which Holdings disagrees and the basis of such a disagreement. If no such notice of disagreement is timely received, or if Holdings confirms its agreement with the calculation of the Final Purchase Price, Final Purchase Price shall be final and binding on the parties hereto, and (i) if the Final Purchase Price is greater than the Purchase Price, then Blackstone Mortgage Trust shall pay to Holdings, as an adjustment to the Purchase Price, an amount in cash equal to such difference or (ii) of the Final Purchase Price is less than the Purchase Price, then Holdings shall pay to Blackstone Mortgage Trust, as an adjustment to the Purchase Price, an amount in cash equal to such difference.

If a notice of disagreement is timely delivered, Blackstone Mortgage Trust and Holdings shall, during the seven days following such delivery, use their commercially reasonable efforts to reach a written agreement on the disputed items. If such written agreement is reached, the Final Purchase Price, as so agreed, shall be final and binding on the parties hereto, and (i) if the Final Purchase Price is greater than the Purchase Price, then Blackstone Mortgage Trust shall pay to Holdings, as an adjustment to the Purchase Price, an amount in cash equal to such difference or (ii) of the Final Purchase Price is less than the Purchase Price, then Holdings shall pay to Blackstone Mortgage Trust, as an adjustment to the Purchase Price, an amount in cash equal to such difference.

If the parties are unable to reach an agreement in writing within a period of 30 days after Holdings’ notice of disagreement is received by Blackstone Mortgage Trust, each of Blackstone Mortgage Trust and Holdings will retain a nationally recognized accounting firm (each, an “Appraiser”) to determine the Final Purchase Price. The average of the Final Purchase Price determinations by the by the two Appraisers shall be final and binding upon the parties, and (i) if the Final Purchase Price is greater than the Purchase Price, then Blackstone Mortgage Trust shall pay to Holdings, as an adjustment to the Purchase Price, an amount in cash equal to such difference or (ii) of the Final Purchase Price is less than the Purchase Price, then Holdings shall pay to Blackstone Mortgage Trust, as an adjustment to the Purchase Price, an amount in cash equal to such difference. The fees and expenses of the Appraiser for services rendered in reviewing and settling any disputes shall be borne and paid equally by Blackstone Mortgage Trust and Holdings.

III.	Miscellaneous

In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Each of the parties hereto agrees to cooperate at all time from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this letter agreement.

The provisions of this letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

This letter agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of the same.

This letter agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, all rights and remedies being governed by such laws.

[Signature Pages Follow]

Please acknowledge your agreement to the foregoing by executing this letter agreement in the space provided below.

Yours truly,

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:	/s/ Kathleen Skero
Name:	Kathleen Skero
Title:	Authorized Signatory

Accepted and Agreed as of the date hereof:

BLACKSTONE MORTGAGE TRUST, INC.

By:	/s/ Geoffrey G. Jervis
Name:	Geoffrey G. Jervis
Title:	Chief Financial Officer

By its signature below, 42-16 Partners, LLC hereby agrees to be bound by the terms of this Agreement.

42-16 PARTNERS, LLC

By:	BLACKSTONE MORTGAGE TRUST, INC., its managing member

By:	/s/ Geoffrey G. Jervis
Name:	Geoffrey G. Jervis
Title:	Chief Financial Officer